ODIMO INCORPORATED

Company Contact:	Amerisa Kornblum Chief Financial Officer (954) 835-2233 x1207

Investor Relations:	Allison Malkin/David Griffith

Integrated Corporate Relations
(203) 682-8225/(203) 682-8213

ODIMO INCORPORATED ANNOUNCES PURPORTED SECURITIES CLASS ACTION LAWSUIT

SUNRISE, FL., August 26, 2005 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO), an online retailer that offers high quality diamonds, fine jewelry, brand name watches and luxury goods through three websites (diamond.com, ashford.com, and worldofwatches.com), today announced that it received notice that a securities class action complaint has been filed against the Company and two of its officers in Circuit Court in Broward County, Florida on behalf of a purported class of purchasers of the Company’s common stock. The complaint alleges violations of federal securities laws due to allegedly false and misleading statements in Odimo’s public disclosures in connection with its initial public offering.

Alan Lipton, Odimo’s President and Chief Executive Officer, commented: “We firmly believe that this lawsuit is without merit and we intend to vigorously defend the Company and our employees.”

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “belief,” or other comparable terminology. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

About Odimo

Odimo is an online retailer of current season high quality diamonds, fine jewelry, brand name watches and luxury goods. The Company operates three websites, www.diamond.com, www.ashford.com and www.worldofwatches.com and seeks to create long-term relationships with its customers by offering a broad selection of appealing merchandise. The Company’s websites collectively showcase over 2,000 watch styles; a large assortment of luxury goods, such as designer handbags and fashion accessories, fragrances and sunglasses; more than 25,000 independently certified diamonds; and a wide range of precious and semi-precious jewelry. The Company sells brand name goods at discounts to suggested retail prices, and diamonds and fine jewelry at competitive prices. The Company features many of the branded items available in leading department and specialty stores, as well as diamonds certified by the Gemological Institute of America (GIA). Odimo is headquartered in Sunrise, Florida.